UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2009

Cal Dive International, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33206 (Commission File Number)	61-1500501 (IRS Employer Identification No.)

2500 City West Blvd., Suite 2200 Houston, Texas (Address of principal executive offices)	77042 (Zip Code)

(713) 361-2600

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets.

Cal Dive International, Inc. (the “Company”) previously reported in its Current Report on Form 8-K filed June 1, 2009, that Helix Energy Solutions Group, Inc. (“Helix”), its majority shareholder, commenced a secondary public offering of 20 million shares of the Company’s common stock (the “Offering”).  The Company also reported that, on May 29, 2009, it had entered into a definitive stock repurchase agreement with Helix to repurchase that number of shares of the Company’s common stock equal to $14 million divided by the price per share at which Helix sold shares in the Offering (the “Stock Repurchase Transaction”).

On June 10, 2009, the Offering was consummated at a price per share of $8.50.  Simultaneously with that closing, the Company consummated the Stock Repurchase Transaction, and in connection therewith, repurchased 1,647,058 shares of its common stock at a price per share of $8.50, using $14 million of its cash on-hand in satisfaction of the purchase price.  Following the Offering and the Stock Repurchase Transaction, the Company has 92,653,073 shares of common stock issued and outstanding, of which Helix owns 26,294,964 shares, representing approximately 28.38% of the Company’s issued and outstanding shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAL DIVE INTERNATIONAL, INC.

By:	/s/ G. Kregg Lunsford
G. Kregg Lunsford Executive Vice President and Chief Financial Officer

Date:   June 10, 2009